Exhibit 99.2

Sonus Employee note from R. Dolan to be sent with PDF attachment of release

Dear Sonus Teammates,

I am pleased to share the exciting news that this morning we announced that Sonus will combine with GENBAND to create what we believe will be a new leader in real-time communications (RTC), with increased size and market reach across products, customers and geographies.  The press release announcing the news is attached.

This combination is about the growth and customer benefits that can be achieved by bringing two complementary companies together.  For those who may be unfamiliar with GENBAND, the company is a leading provider of carrier and enterprise network transformation and real-time communications solutions.  Together with GENBAND, we will be a financially stronger company with a greater ability to pursue new market opportunities in IP and further the technology leadership of the combined company. The combined company will also have greater resources to support our customers worldwide, with a broader and deeper sales footprint, an increased ability to invest in growth, more efficient and effective R&D, and a comprehensive RTC product offering.

Importantly, we also anticipate there will be enhanced opportunities for employees to advance and grow within the newly formed organization.  We truly believe this combination is a win for our customers, partners, shareholders and employees.

The close of the transaction is expected in the second half of this year.  Sonus and GENBAND both wholeheartedly embrace cultures that are customer-focused and value excellence, collaboration and innovation.  We expect these shared values will facilitate a smooth integration process for everyone.

Today’s news is just the first step in the process of the combination.  It is still early days and premature to discuss specifics.  Both companies will continue to operate independently until the close, so it is business as usual for us.  It is critical that we remain focused on providing outstanding customer service and delivering excellent products and services like we always do.  If you have any questions, don’t hesitate to reach out to your manager.

I will be holding an All Hands meeting from Westford today at 10:30am ET to share more details of the combination and answer your questions.  David Walsh, CEO and Chairman of GENBAND, will be joining me so you can learn more about them.  I encourage you to tune in, either in person or via videocast, details of which will be sent shortly.

To that end, I would like to thank you all for your continued hard work.  We truly would not be in the position we are today if it wasn’t for your ongoing dedication to Sonus.  I am very excited for the future and the many opportunities that lie ahead for us.

Sincerely,

Ray

IMPORTANT INFORMATION ABOUT THE TRANSACTION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Sonus will cause Solstice Sapphire Investments, Inc., a wholly-owned subsidiary of Sonus formed to act as a holding company in connection with the transaction (“NewCo”), to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Sonus and GENBAND and certain of its affiliates (the “GENBAND Parties”) and a prospectus of NewCo and Sonus and the parties may file with the SEC other relevant documents concerning the proposed transaction. Sonus will mail the joint proxy statement/prospectus to the Sonus stockholders and the GENBAND Party equity holders. SONUS STOCKHOLDERS AND GENBAND PARTY EQUITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT

PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other filings containing information about Sonus at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other filings may also be obtained free of charge from Sonus’ Investor Relations website (http://investors.sonusnet.com/) or by requesting them from Sonus’ corporate secretary at Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary.

Sonus, NewCo, the GENBAND Parties and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Sonus stockholders in connection with the proposed transaction. Information about the directors and executive officers of Sonus and their ownership of Sonus common stock is set forth in the proxy statement for Sonus’ 2017 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 28, 2017.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraphs.

NO OFFERS OR SOLICITATIONS

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the expected performance of the combined companies. Uncertainties that could cause actual results to be materially different than those expressed in Sonus’ and the GENBAND Parties’ forward-looking statements include the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate such transaction in a timely matter or at all. These or other uncertainties may cause actual future results to be materially different from those expressed in Sonus’ and the GENBAND Parties’ forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the expectations of Sonus or any GENBAND Party will be realized. Many factors could cause actual results to differ materially from these forward-looking statements with respect to the proposed transaction, including risks relating to the completion of the proposed transaction on anticipated terms and timing, including obtaining equity holder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, the ability of Sonus and the GENBAND Parties to integrate the business successfully and to achieve anticipated synergies, potential litigation relating to the proposed transaction, and the risk that disruptions from the proposed transaction will harm Sonus’ or the GENBAND Parties’ business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Sonus’ or the GENBAND Parties’ consolidated financial condition, results of operations or liquidity. Neither Sonus nor any GENBAND Party assumes any obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.